EXHIBIT 99.1

Contact:

URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION DETAILS CAPITAL ALLOCATION PRIORITIES

Expects to Return At Least $500 Million to Stockholders by End of Fiscal 2015

Balance of Cash Flow to be Used for Debt Reduction and to Fund Organic Growth

SAN FRANCISCO, CA – September 12, 2013 – URS Corporation (NYSE: URS) today announced that its Board of Directors, after consideration of the Company’s expected cash flows and the best interests of the Company’s stockholders, has approved capital allocation priorities for 2014 and 2015.

The priorities approved by the Board include returning to URS stockholders at least $500 million in the form of share repurchases and dividends by the end of Fiscal Year 2015.  The share repurchases and dividends are expected to be funded by the Company’s free cash flow.  URS expects to use its remaining cash flow to fund organic growth and to pay down debt, consistent with the Company’s focus on maintaining its investment grade credit rating, which is critical to its ongoing operations and ability to achieve organic growth opportunities.  With the strong and diversified business foundation built through previous acquisitions now in place, the Company does not expect to seek or undertake any financially significant acquisitions during this period.  The timing and amount of share repurchases will be determined by the Company’s management based on its evaluation of market conditions, trading price of the stock, legal and regulatory requirements, and other factors.

The Company also announced that the Compensation Committee of the Board is in the process of redesigning the Company’s incentive compensation programs for its senior executives to further align their performance incentives with the capital allocation priorities.

Martin M. Koffel, URS’ Chairman and Chief Executive Officer, said:  “Today’s announcement underscores our confidence in the Company’s strategy and long-term business outlook as well as our commitment to delivering value for our stockholders.  We now have leading positions in a diversified group of attractive businesses and markets.  With our investment-grade status and significant organic growth opportunities, particularly in the expanding Oil & Gas and Industrial markets, URS is well configured for the future, without any need for further significant acquisitions.”

H. Thomas Hicks, Chief Financial Officer, said:  “We continue to use cash to support organic growth, to repay debt, and to return value to stockholders.  URS has repurchased 14% of our outstanding stock since the beginning of 2010.  During the first half of the year, we generated $90 million in operating cash flow and returned $125 million to stockholders through our share repurchase and dividend programs.  As announced today, we expect to return at least $500 million more to stockholders in total in 2014 and 2015.”

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to cash flows, free cash flow, stock repurchases, dividend payments, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business, cash flow and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: declines in the economy or client spending; federal sequestration; changes in our book of business; our compliance with government regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in oil, natural gas and other commodity prices; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; impairment of our goodwill; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended June 28, 2013, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

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